CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                     INTERNATIONAL STANDARDS GROUP, LIMITED

         International Standards Group, Limited (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation have adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the
Corporation:

                  RESOLVED, that the Certificate of Incorporation of International Standards Group, Limited be amended by changing Article IV thereof, so that, as amended, said Article IV shall be and read as follows:

                                   "ARTICLE IV
                                 SHARES OF STOCK

                  The total number of shares of capital stock which the Corporation shall have authority to issue is as follows:

                  100,000,000 shares of Common Stock, $.00001 par value per share.

                  10,000,000 shares of Preferred Stock, $.00001 par value per share.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provision of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                  The number of shares constituting the series and the distinctive designation of the series;

                  The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, or payments of dividends on shares of the series;

                  Whether the series will have voting rights, and, if so, the terms of the voting rights;

                  Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

                  Whether or not the shares of the series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

                  The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

                  Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series."

         SECOND: That in lieu of a meeting and vote of stockholders, the holders of outstanding shares of Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted have given their written consent to said amendment in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Joseph L. Lents, its President, and attested by Loretta Murphy, its Secretary this 31st day of January, 1996.

                             INTERNATIONAL STANDARDS
                                 GROUP, LIMITED

(SEAL)                       By:/S/ JOSEPH L. LENTS
                                --------------------------
                                Joseph L. Lents, President

ATTEST:

By:/S/ LORETTA A. MURPHY
   -----------------------------
   Loretta A. Murphy, Secretary


                                                         3